UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. ___ )
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ROBBINS & MYERS, INC.

(Name of Registrant as Specified In Its Charter)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MARCH 22, 2011

Date:	Tuesday, March 22, 2011
Time:	11:00 A.M., E.T.
Place:	Longboat Key Club 301 Gulf of Mexico Drive Longboat Key, Florida 34228

At the Annual Meeting, shareholders of Robbins & Myers, Inc. will:

•	Elect four directors for a two-year term;

•	Vote on approval of the appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending August 31, 2011;

•	Provide an advisory (non-binding) vote on executive compensation;

•	Provide an advisory (non-binding) vote on the frequency of executive compensation votes; and

•	Transact such other business as may properly come before the meeting or any adjournment thereof.

Shareholders of record at the close of business on February 14, 2011 may vote at the meeting.

Your vote is important. Please fill out the enclosed proxy card and return it in the reply envelope.

By Order of the Board of Directors,

Linn S. Harson
Secretary

February 24, 2011

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS

ROBBINS & MYERS, INC.	February 24, 2011
51 Plum Street, Suite 260
Dayton, Ohio 45440

Solicitation and Voting of Proxies

The Board of Directors of Robbins & Myers, Inc. (the “Company”) is sending you this Proxy Statement to solicit your proxy. If you give the Board your proxy, the proxy agents of the Board will vote your shares at the Annual Meeting of Shareholders on March 22, 2011 and any adjournment of the meeting (the “Annual Meeting”). The proxy agents will vote your shares as you specify on the proxy card. If you do not specify how your shares should be voted, the proxy agents will vote your shares in accordance with the Board’s recommendations. The Board’s recommendations are:

•	Election of Andrew G. Lampereur, Thomas P. Loftis, Dale L. Medford, and Albert J. Neupaver as directors;

•	Approval of the appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending August 31, 2011;

•	Advisory approval (non-binding) of the executive compensation paid by the Company to its named executive officers; and

•	Advisory approval (non-binding) of the submission to the Company’s shareholders once every calendar year, an advisory (non-binding) vote on the compensation paid to the Company’s named executive officers.

Revocation of Proxies

You may revoke your proxy at any time before the proxy agents use it to vote on a matter.

Record Holders.  If you are a record holder of Robbins & Myers common shares, you may revoke your proxy in any one of the following ways:

•	By use of the Internet by 1:00 a.m., March 22, 2011, Eastern Time;

•	By telephone by 1:00 a.m., March 22, 2011, Eastern Time;

•	By the Company’s receipt prior to the Annual Meeting of a later-dated proxy;

•	By receipt by the Secretary of the Company prior to the Annual Meeting of a written revocation; or

•	By your appearing at the Annual Meeting and electing to vote in person.

Shares Held in Street Name.  If your common shares are held in the name of a broker, bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” If this is the case, you must contact your broker, bank or other nominee to revoke your proxy.

Shares Held in the Robbins & Myers 401(k) Plan.  If you hold common shares of Robbins & Myers, Inc. in the Robbins & Myers, Inc. 401(k) Plan, you may revoke your instructions to the 401(k) Trustee and change your vote with respect to the shares allocated to you in the Plan in one of the following ways:

•	By use of the Internet by 5:00 p.m. on March 18, 2011, Eastern Time;

•	By telephone by 5:00 p.m. on March 18, 2011, Eastern Time; or

•	By sending a written notice to Robbins & Myers’ transfer agent, Computershare Investor Services, LLC at 250 Royall Street, Canton, Massachusetts 02021, stating that you would like to revoke your instructions to the 401(k) Trustee. This written notice must be received by no later than 5:00 p.m., Eastern Time, on March 18, 2011, in order to revoke your prior instructions.

The Company first mailed this Proxy Statement to shareholders on February 24, 2011.

Important Notice Regarding the Availability of Proxy Materials
for the Shareholder Meeting to be Held on March 22, 2011:

This Proxy Statement and our Annual Report to Shareholders for the fiscal year ended August 31, 2010 are available at https://materials.proxyvote.com/770196.

Voting Securities and Record Date

You are entitled to notice of the Annual Meeting and to vote at the meeting if you owned common shares of record at the close of business on February 14, 2011. For each share owned of record, you are entitled to one vote. On February 14, 2011, the Company had 45,406,892 common shares outstanding, which are the only voting securities.

Quorum Requirement and Voting

A quorum of shareholders is necessary to hold a valid meeting. The presence, in person or by proxy, of the holders of one-third of the common shares is necessary to have a quorum for the election of directors. The presence, in person or by proxy, of the holders of a majority of the outstanding shares is necessary for any other purpose. Abstentions and broker non-votes are counted as present for establishing a quorum. A broker non-vote occurs when a broker votes on some matters on the proxy card but not on others because he does not have the authority to do so. Without receiving specific voting instructions from the shareholder, brokers do not have the authority to cast votes in any matter other than the approval of the appointment of Ernst & Young LLP as independent auditors of the Company. If you hold your shares through a broker (in “street name”), we strongly encourage you to provide your broker with the authority and instructions needed to vote your shares.

In counting votes on a particular item, we will treat abstentions as votes cast on the particular matter. We will not, however, treat broker non-votes as either votes cast or shares present for matters related to the particular item.

If a shareholder notifies us in writing 48 hours or more before the meeting that the shareholder desires that directors be elected by cumulative voting, then shareholders will have cumulative voting rights in the election of directors. Cumulative voting allows each shareholder to multiply the number of shares owned by the number of directors to be elected and to cast the total for one nominee or distribute the votes among the nominees as the shareholder desires. Nominees who receive the greatest number of votes will be elected.

PROPOSAL 1 — ELECTION OF DIRECTORS

Our Board of Directors is currently comprised of seven directors, divided into two classes, one class being composed of four directors and the other of three directors. One class of directors is elected at each annual meeting of shareholders for a term of two years.

At the Annual Meeting, shareholders will elect four directors who will hold office until the Annual Meeting of Shareholders in 2013. The Board has nominated Andrew G. Lampereur, Thomas P. Loftis, Dale L. Medford, and Albert J. Neupaver for election as directors. All nominees are presently directors.

If a nominee becomes unable to stand for reelection, the Board’s proxy agents will vote the proxies for a substitute nominee of the Board. If shareholders vote cumulatively in the election of directors, then the Board’s proxy agents will vote the shares represented by the proxies cumulatively for the election of as many of the Board’s nominees as possible and in such order as the proxy agents determine.

Votes will be tabulated by the inspector of election, who will certify the results of the voting at the Annual Meeting. The four nominees receiving the greatest number of votes will be elected directors. Abstentions and broker non-votes will not affect the results of the election. Votes that have been withheld from any nominee will not have any effect on the election of the nominee, but could trigger our “majority vote policy” set forth in our Corporate Governance Guidelines requiring any director who receives a greater number of votes withheld than for his election to tender his resignation. See “Governance of the Company and Board Matters — Majority Vote Policy” below.

Set forth below is information concerning the nominees for election as directors at the Annual Meeting and persons serving as directors whose term of office continues after the Annual Meeting.

Nominees for Term of Office Expiring in 2013

Andrew G. Lampereur	Director Since March 2007

Mr. Lampereur, age 47, has been Executive Vice President and Chief Financial Officer of Actuant Corporation (manufacturer of industrial products and systems) since August 2000. Mr. Lampereur joined Actuant in 1993 as Corporate Controller, a position he held until 1996 when he was appointed Vice President of Finance of its Gardner Bender unit. He served as Vice President, General Manager for Gardner Bender, from 1998 until assuming his present position. Mr. Lampereur brings to the Board extensive executive and financial experience with a public company.

Thomas P. Loftis	Director Since 1987

Mr. Loftis, age 66, has been Chairman of the Board of the Company since June 2004 and served as Vice Chairman from March 2004 to June 2004. Mr. Loftis has been engaged in commercial real estate development, asset management and consulting with Midland Properties, Inc. since 1981. Loftis Investments LLC, a company wholly owned by Mr. Loftis, is a general partner of M.H.M. & Co., Ltd. (investments). Mr. Loftis is also a director of Security National Bank, a subsidiary of Park National Corporation. Mr. Loftis brings to the Board his long-term experience with the Company and knowledge of the Company’s operations, his experience as an entrepreneur, and relationship with M.H.M., our largest shareholder.

Dale L. Medford	Director Since 2003

Mr. Medford, age 60, retired in June 2005 from The Reynolds and Reynolds Company (software and services to automotive retailers) where he had served as Chief Administrative Officer from July 2004 to June 2005, as Executive Vice President and Chief Financial Officer from January 2001 to June 2005, and as Vice President of Corporate Finance and Chief Financial Officer from February 1986 to January 2001. Mr. Medford brings to the Board his extensive past financial and administrative experience with a public company.

Albert J. Neupaver	Director Since January 2009

Mr. Neupaver, age 60, has been President, Chief Executive Officer and a director of Wabtec Corporation (manufacturer of braking equipment and other parts for locomotives, freight cars and passenger rail cars) since February 2006. From 1998 to February 2006, Mr. Neupaver was President of the Electromechanical Group of AMETEK, Inc. (manufacturer of electronic instruments and electromechanical devices). Mr. Neupaver also serves as a director of Koppers Holdings Inc., a publicly-held company. Mr. Neupaver brings to the Board his experience as a chief executive officer of a global publicly-held manufacturing company, his operations experience, and his experience as a director of other public companies.

Directors Continuing in Office Until 2012

Richard J. Giromini	Director Since October 2008

Mr. Giromini, age 57, has been President and Chief Executive Officer of Wabash National Corporation (manufacturer and distributor of semi-trailers to trucking industry) from January 2007 and a director since December 2005. He was President and Chief Operating Officer of Wabash National Corporation from December 2005 through December 2006. From February 2005 until December 2005, Mr. Giromini served as Executive Vice President and Chief Operating Officer, and from July 2002 to February 2005, he was Senior Vice President and Chief Operating Officer, of Wabash National Corporation. Mr. Giromini brings to the Board his extensive executive, operational and sales experience with a public company, with particular insight and experience in lean manufacturing, turnarounds, logistics and distribution.

Stephen F. Kirk	Director Since June 2006

Mr. Kirk, age 61, has been Senior Vice President and Chief Operating Officer of The Lubrizol Corporation (manufacturer of specialty chemicals) since September 2008. From June 2004 to September 2008, he was President of Lubrizol Additives. He served as Vice President of Sales and Marketing of The Lubrizol Corporation from June 1999 to June 2004. Mr. Kirk brings to the Board global operational and executive experience with a public company. His knowledge of the chemical markets is particularly suited to our Process Solutions Group business.

Peter C. Wallace	Director Since July 2004

Mr. Wallace, age 56, has been President and Chief Executive Officer of the Company since July 2004. From October 2001 to July 2004, Mr. Wallace was President and Chief Executive Officer of IMI Norgren Group (sophisticated motion and fluid control systems for original equipment manufacturers). He was employed by Rexnord Corporation (power transmission and conveying components) for 25 years serving as President and Group Chief Executive from 1998 until October 2001 and holding a variety of senior sales, marketing, and international positions prior thereto. Mr. Wallace is also a director of Applied Industrial Technologies, Inc. and Rogers Corporation, publicly-held companies. Mr. Wallace provides an important executive and leadership perspective to the Board given his extensive knowledge of the Company and the industries and markets in which it operates, as well as his executive experience and experience in sales and marketing, and as a director of other public companies.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF
MESSRS. ANDREW G. LAMPEREUR, THOMAS P. LOFTIS, DALE L. MEDFORD, AND
ALBERT J. NEUPAVER.

GOVERNANCE OF THE COMPANY AND BOARD MATTERS

Corporate Governance Guidelines.  The Board of Directors has adopted the Robbins & Myers, Inc. Corporate Governance Guidelines (the “Guidelines”). The Guidelines state that the Board is elected by the shareholders to provide oversight and guidance to management with a view to increasing shareholder value over the long term. The Guidelines cover various topics, including, but not limited to, director independence, Board and committee composition, Board operations, and leadership development. The Nominating and Governance Committee of the Board monitors and oversees the application of the Guidelines and recommends to the Board any changes to the Guidelines. The Guidelines are posted in the Corporate Governance section of the Company’s web site at www.robn.com; the Guidelines as well as committee charters for Board committees, the Company’s Code of Business Conduct and any other document posted in the Corporate Governance section, may also be obtained upon written or telephone request to the Company’s Corporate Secretary.

Independent Board.  Our Guidelines provide that a majority of the members of the Board must be “independent” under the criteria set forth in the New York Stock Exchange (“NYSE”) listing standards. The Board has adopted “Standards of Assessing Director Independence” to assist it in determining those directors that are independent. The Standards are posted in the Corporate Governance section of the Company’s web site at www.robn.com. Applying the Standards, the Board affirmatively determined in October 2010 that all of the directors nominated for election at the Annual Meeting and those that will continue as directors after the Annual Meeting are independent of the Company and its management, with the exception of Peter C. Wallace who is not independent because of his employment by the Company as President and Chief Executive Officer.

Majority Vote Policy.  Our Guidelines provide that any nominee for director who receives a greater number of votes “withheld” from his election than votes “for” his election (a “Majority Withheld Vote”) must promptly tender his resignation. The Nominating and Governance Committee will recommend to the Board whether to accept or reject the tendered resignation promptly following the Annual Meeting. In considering whether to accept or reject the tendered resignation, the Committee will consider the reasons underlying the Majority Withheld Vote (if known). The Board will act on the Nominating and Governance Committee’s recommendation no later than 90 days following the Annual Meeting. The Company will promptly publicly disclose the Board’s decision whether to accept the resignation as tendered (providing an explanation of the process by which the decision was reached and, if applicable, the reasons for rejecting the tendered resignation). If one or more directors’ resignations are accepted by the Board, the Nominating and Governance Committee will recommend to the Board whether to fill such vacancy or vacancies or to reduce the size of the Board. The Board will make the final determination whether to fill any vacancy or to reduce the size of the Board. The Majority Withheld Vote policy does not apply to contested elections. Broker non-votes will not be counted as voted for purposes of the policy.

Board Leadership Structure and Role in Risk Oversight.  The Company’s Board of Directors is led by the Chairman of the Board. Two different individuals hold the offices of Chairman of the Board and Chief Executive Officer of the Company because, as a matter of policy, the Board believes that these two offices should be separate and not held by one person.

Although our management is responsible for the day-to-day management of the risks we face, our Board of Directors has responsibility for the oversight of risk management. The Board annually reviews our strategic plan, which addresses among other things, risks and opportunities facing the Company. Management regularly reviews with the Board specific risk areas for each of our business segments and the Company as a whole. The Audit Committee is responsible for reviewing and discussing with the Board and management policies with respect to risk assessment and risk management. The Nominating and Governance Committee monitors the activities of the Company’s Corporate Compliance Committee and the Compensation Committee reviews the Company’s incentive compensation arrangements to determine whether they encourage excessive risk-taking.

Board Committees, Charters, Functions and Meetings.  The Board has three standing committees — Nominating and Governance, Audit, and Compensation — and appoints the members of the Committees after considering the recommendations of the Nominating and Governance Committee. All Committee members are independent directors. The Board has determined that all members of the Audit Committee are financially literate, that all members meet the enhanced standards for independence as set forth in Rule 10A-3 issued under the Securities Exchange Act of 1934, and that two members of the Committee — Dale L. Medford and Andrew G. Lampereur — are audit committee financial experts within the meaning of applicable regulations of the Securities and Exchange Commission (the “SEC”). Each Committee has a Board approved written charter that is annually evaluated by the Committee. Copies of the Committee Charters are posted on the Company’s web site at www.robn.com. The Board held seven Board meetings and 13 Board Committee meetings in fiscal 2010. Each director attended more than 75% of the meetings of the Board and Board committees on which he served in fiscal 2010. Current Board Committee membership and functions appear in the following table:

Committees	Committee Functions
Audit Dale L. Medford, Chair Richard J. Giromini Andrew G. Lampereur Albert J. Neupaver Fiscal 2010 Meetings — 7	*Appoints independent auditors
*Considers qualifications and independence of auditors
*Reviews reports of independent and internal auditors
*Reviews and approves scope and cost of services provided by independent auditors
*Reviews and discusses annual and quarterly financial statements with management and auditors
*Monitors code of business conduct compliance program and
Company employee and investor hotlines

Nominating and Governance Stephen F. Kirk, Chair Richard J. Giromini Dale L. Medford Fiscal 2010 Meetings — 3	*Reviews adherence to Corporate Governance Guidelines and
  recommends changes
*Recommends nominees for election as directors and Board
  Committee appointments
*Assesses size and composition of Board
*Annually evaluates Board and Board Committee performance and considers individual director effectiveness
*Annually evaluates Chief Executive Officer (“CEO”) performance
*Responsible for director orientation and education
*Reviews actions of Corporate Compliance Committee

Compensation Andrew G. Lampereur, Chair Stephen F. Kirk Albert J. Neupaver Fiscal 2010 Meetings — 3	*Annually approves CEO goals and objectives with input from Nominating and Governance Committee regarding CEO performance
*Reviews and approves CEO and executive officer compensation *Responsible, with CEO, for effective management development and succession planning
*Reviews Compensation Discussion and Analysis
*Administers equity-based compensation programs

Directors are expected to attend the annual meeting of shareholders of the Company. The annual meeting held on January 6, 2010 was attended by all current directors who were directors at the time of the meeting other than David T. Gibbons who retired and did not stand for re-election.

Executive Sessions of Non-management Directors.  The non-management directors meet in executive session, without management, in connection with most regularly scheduled Board meetings and are required to hold at least two such meetings annually. “Non-management directors” are all of the directors who are not employed by the Company. The Chairman of the Board is the presiding director at these executive sessions.

Director Nomination Process.  The Board has adopted a written statement that sets forth the process it follows in evaluating candidates for director (the “Nomination Process”). The Nominating and Governance Committee is responsible for recommending to the Board candidates for election as directors and, in the course of performing its duties, it will consider candidates recommended by shareholders of the Company. The Nomination Process, as followed by the Committee, is described below and a copy of the Nomination Process is posted on the Company’s web site.

The Board believes that it should be comprised of directors with varied but complementary backgrounds and that directors should, at a minimum, have expertise that may be useful to the Company, such as an understanding of manufacturing, technology, finance, accounting, marketing or international matters, all in the context of an assessment of the needs of the Board at a particular point in time. Directors should also possess the highest personal and professional ethics and should be willing and able to devote the required amount of time to Company affairs.

When evaluating candidates for director, the Committee takes into account a number of factors, including the following: independence from management; whether the candidate has certain desired skills and business experience; judgment, integrity and reputation; diversity; existing directorships and commitments to other businesses; potential conflicts of interest with other pursuits; legal considerations such as antitrust issues; corporate governance background; financial and accounting background; and the size and composition of the existing Board.

The Committee will consider candidates for director recommended by shareholders applying the criteria for candidates described above and considering the additional information referred to in this paragraph. Shareholders wishing to recommend a candidate for director should write the Company’s Corporate Secretary and include the same information concerning the proposed candidate or candidates that a shareholder would be required to furnish if the shareholder were giving the Company advance notice of the shareholder’s intention to nominate a candidate at an annual meeting. See “Shareholder Proposals” at page 36.

When seeking candidates for director, the Committee may solicit suggestions from incumbent directors, management or others. In addition, the Company has in the past and may in the future engage a third-party search firm to assist in identifying suitable Board candidates and in the initial screening of such candidates by, among other things, conducting personal interviews and background checks. After identifying a suitable candidate, the Committee may interview the candidate if it believes the candidate would be a positive addition to the Board. The Committee may also require the candidate to meet with management. If the Committee believes a candidate would be a valuable addition to the Board, it will recommend to the full Board the candidate’s nomination.

Code of Ethics.  Our Code of Business Conduct sets forth basic principles and guidelines for our directors, officers and employees that are intended to assist them in conducting the Company’s affairs and business in accordance with law and the highest standards of business ethics. A copy of the Code is posted in the Corporate Governance section of the Company’s web site at www.robn.com.

Communications from Shareholders and Others to the Board.  The Board recommends that shareholders and other interested parties initiate communications with the Board, individual directors, or non-management directors as a group in writing by sending them to Corporate Secretary, Robbins & Myers, Inc., 51 Plum Street, Suite 260, Dayton, Ohio 45440. The Board’s process for handling such communications is posted in the Corporate Governance section of the Company’s web site at www.robn.com.

Related Party Transactions.  The Board of Directors has adopted a written policy regarding the review, approval or ratification of related party transactions. Under the policy, all related party transactions must be pre-approved by the Audit Committee or ratified by the Audit Committee if pre-approval is not feasible. Under the policy, certain transactions are excluded from the definition of related party transaction, including (i) director and executive officer compensation required to be disclosed in the Company’s SEC filings; (ii) certain transactions with other companies where the related party’s only relationship is as beneficial owner of less than 10% of that company’s shares, if the aggregate amount involved during any twelve-month period does not exceed the greater of $1,000,000 or 2% of that company’s total annual revenues; (iii) transactions where the related party’s interest arises solely from the ownership of the Company’s common shares and all holders of the Company’s common shares receive the same benefit on a pro rata basis; (iv) transactions in which the rates or charges are determined by competitive bids or involve the rendering of services as a common or contract carrier or public utility, at rates or charges fixed in conformity with law or governmental authority; and (v) transactions involving services as a bank depository of funds, transfer agent, registrar, trustee or similar services. In determining whether to approve or ratify a related party transaction, the Audit Committee will consider, among other factors, whether the terms of the transaction are fair to the Company, whether there are compelling business reasons to enter into the transaction, and whether the transaction would, in the case of an outside director, impair the independence of that outside director. Any Audit Committee member who has an interest in a transaction under discussion must abstain from voting on the proposed transaction.

Linn S. Harson, our Secretary and General Counsel, is a partner in the law firm of Thompson Hine LLP. Thompson Hine has served as our principal legal counsel since 1979 and this relationship is annually disclosed in writing to our Audit Committee for review. During fiscal 2010, we paid Thompson Hine $2,860,060 for legal services.

Other than as described in the preceding paragraph, during fiscal 2010 we were not a party to any transaction in which an executive officer, director, or 5% shareholder (or their immediate family members) had a material direct or indirect interest and no such person was indebted to us.

Compensation Committee Interlocks and Insider Participation.  Our Board’s Compensation Committee is currently comprised of Andrew G. Lampereur (Chair), Stephen F. Kirk, and Albert J. Neupaver. None of the members is a present or past employee or officer of the Company or any of its subsidiaries. None of our executive officers has served on the board of directors or compensation committee of any other entity, one of whose executive officers served on our Board or Compensation Committee.

SECURITY OWNERSHIP

Directors and Executive Officers

Set forth below is information as of February 1, 2011 concerning common shares of the Company beneficially owned by each director, each nominee for election as director, each executive officer named in the Summary Compensation Table, and directors, nominees and executive officers as a group. In addition to the shares shown in the following table, executive officers hold restricted share units, as listed in footnote 4 to the table.

	Number of Common
	Shares Beneficially	Percent of
Individual or Group	Owned as of 2/1/11(1)	Class
Richard J. Giromini	4,199	(3)
Stephen F. Kirk	10,763	(3)
Andrew G. Lampereur	7,913	(3)
Thomas P. Loftis(2)	77,703	(3)
Dale L. Medford	18,679	(3)
Albert J. Neupaver	5,799	(3)
Peter C. Wallace	423,691	(3)
Christopher M. Hix	118,347	(3)
Saeid Rahimian	135,254	(3)
Jeffrey L. Halsey	27,851	(3)
Kevin J. Brown	111,634	(3)
Directors and Executive Officers as a Group (13 persons)	985,766	2.1%

(1)	Unless otherwise indicated, total voting power and total investment power are exercised by each individual and/or a member of his household. Shares which a person may acquire within 60 days of February 1, 2011 are treated as “beneficially owned” and the number of such shares included in the table for each person is:

Mr. Giromini — 0	Mr. Kirk — 0	Mr. Lampereur — 0
Mr. Loftis — 0	Mr. Medford — 4,000	Mr. Neupaver — 0
Mr. Wallace — 209,609	Mr. Hix — 59,103	Mr. Rahimian — 73,750
Mr. Halsey — 20,372	Mr. Brown — 111,634
Directors and executive officers as a group — 482,298

(2)	Includes 16,408 shares with respect to which Mr. Loftis has sole voting and shared investment power.

(3)	Less than 1%.

(4)	In addition to the shares listed in the table, as of February 1, 2011, executive officers held the following number of vested and unvested restricted share units:

Named Executive Officer	Unvested	Vested
Mr. Wallace	16,161	12,120
Mr. Hix	4,497	3,320
Mr. Rahimian	4,918	3,730
Mr. Halsey	2,248	1,750
Mr. Brown	1,194	930
Executive officers as a group	29,018	21,850

Principal Shareholders

The only persons known by the Board of Directors of the Company to be beneficial owners of more than 5% of the outstanding common shares of the Company as of February 1, 2011 are listed in the following table:

	Number of Common
	Shares Beneficially
Name and Address	Owned as of 2/1/11	% of Class(1)
Blackrock, Inc.(2)	3,616,663	8.0%
40 East 52nd Street New York, NY 10022

M.H.M. & Co., Ltd.(3)	5,546,106	12.2%
830 Hanna Building Cleveland, OH 44115

(1)	Percent of shares is based on 45,360,489 common shares of the Company outstanding as of February 1, 2011.

(2)	Formerly Barclays Global Investors, NA. Blackrock has sole voting and dispositive power with respect to the listed shares.

(3)	M.H.M. & Co., Ltd. is an Ohio limited partnership (the “Partnership”). Maynard H. Murch Co., Inc. is the managing general partner, and Loftis Investments LLC, a company wholly-owned by Thomas P. Loftis, is the other general partner of the Partnership. Partnership decisions with respect to the voting and disposition of Company shares are determined by Maynard H. Murch Co., Inc., whose board of directors is comprised of Creighton B. Murch and Robert B. Murch, who are first cousins, and Maynard H. Murch V, who is Mr. Robert B. Murch’s nephew.

EXECUTIVE COMPENSATION

Compensation Committee Report

The Compensation Committee of our Board reviewed and discussed the following Compensation Discussion and Analysis with management and based on such review and discussions, the Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in this Proxy Statement and our Annual Report on Form 10-K for the year ended August 31, 2010.

THE COMPENSATION COMMITTEE
     Andrew G. Lampereur, Chair
     Stephen F. Kirk
     Albert J. Neupaver

Compensation Discussion and Analysis

Overview

This Compensation Discussion and Analysis (“CD&A”) describes our compensation philosophy and objectives, how our compensation process works, why the Compensation Committee arrived at specific compensation decisions, and the role of the Committee, its compensation consultant, and Mr. Wallace, our Chief Executive Officer, in setting the compensation of our named executive officers (“Named Executive Officers”). Our Named Executive Officers for fiscal 2010 were:

•	Peter C. Wallace, President and Chief Executive Officer

•	Christopher M. Hix, Vice President and Chief Financial Officer

•	Saeid Rahimian, Vice President and President, Fluid Management Group

•	Kevin J. Brown, Corporate Controller

•	Jeffrey L. Halsey, Vice President — Human Resources

The Company paid no annual cash incentives or performance shares to Named Executive Officers based on the Company’s fiscal 2009 financial performance and, as a result of the continued global economic uncertainty, the Committee took the following actions in the beginning of fiscal 2010 (October 2009) with respect to our compensation programs:

•	froze the base salaries and annual incentive opportunity levels of our Named Executive Officers;

•	changed the performance metrics for annual incentive opportunities applicable to operating segments to minimize the impact of restructuring efforts; and

•	increased the maximum payout for performance shares to create additional incentive to achieve “stretch” goals.

The Company maintains a robust stock ownership policy for its directors and Named Executive Officers and has implemented a Compensation Clawback Policy to ensure the integrity of its financial statements.

Oversight of the Company’s Executive Compensation Programs

Compensation Committee

The Compensation Committee develops and administers our compensation programs, policies and processes and sets the compensation of our Chief Executive Officer and the other Named Executive Officers. The Committee was comprised of four independent directors until January 6, 2010 and in connection with a decrease in the size of the Board, was decreased to three independent directors. Our Human Resources Department and General Counsel support the Committee in its work. The Committee has the authority in its discretion to engage outside advisors to assist it.

When determining the compensation of our Chief Executive Officer, the Committee considers:

•	His performance against the annual and long-term objectives it has established for him;

•	Evaluations of our Chief Executive Officer submitted by each director and the personal evaluation that Mr. Wallace submits to the Committee;

•	Benchmark data from compensation surveys and our self-developed peer group; and

•	His past compensation and accumulated equity interest in the Company and his total proposed compensation taking into account all forms of compensation.

In the process of determining his compensation, the Chairman of the Committee and the Chairman of the Board meet with Mr. Wallace to discuss the Committee’s evaluation of his performance, the rationale for the various elements of his compensation, the sizing of the elements, and the benchmarking of his total compensation. In 2010, the Nominating and Governance Committee began administering the annual evaluation of our Chief Executive Officer’s performance. Therefore, for fiscal 2010, the Chairman of the Nominating and Governance Committee and the Chairman of the Board met with Mr. Wallace to discuss the evaluation results. The Chairman of the Nominating and Governance Committee then communicated the results of the evaluation to the Compensation Committee.

The Committee also considers the economic and general business conditions at the time in which compensation decisions are made. While the Committee may adjust and refine the compensation packages as operating conditions change, it believes that consistency in its compensation philosophy and approach is important.

Role of Management

Management plays an important role in the process of setting compensation for executives other than our Chief Executive Officer. The Chief Executive Officer in consultation with our Vice President — Human Resources, and the Compensation Committee’s compensation consultant, develops compensation recommendations for the Compensation Committee to consider. The Chief Executive Officer considers various factors when making individual compensation recommendations including the relative importance of the executive’s position within the organization, the individual tenure and experience of the executive, and the executive’s individual performance and contributions to the Company’s results.

Mr. Wallace assists the Committee when it determines the compensation of the other Named Executive Officers by providing the Committee:

•	His evaluation of each executive’s performance against targeted objectives;

•	His recommended allocation of the executive’s compensation among the various elements of compensation; and

•	His recommendation as to the size or amount of each element of compensation.

On behalf of the Committee, Mr. Wallace also meets individually with each other Named Executive Officer to explain the Committee’s rationale for various elements of the executive’s compensation and the sizing or amount of each element of compensation.

Role of Compensation Consultant

The Compensation Committee has retained Hewitt Associates as its compensation consultant since May 2007. During fiscal 2010, Hewitt spun off its executive compensation consulting services to Meridian Compensation Partners LLC, and following the spin-off, the Committee engaged Meridian as its compensation consultant. However, at the time of setting compensation for fiscal 2010 (October 2009), the spin-off had not yet occurred and Hewitt was serving as the compensation consultant to the Committee. The Committee determines the services provided to the Committee by the compensation consultant and the fees paid. The compensation consultant reports directly to the Committee independent of management and meets regularly with the Committee without management present. In addition to services to the Committee, Hewitt provided actuarial services to the Company in fiscal 2010.

For fiscal 2010, Hewitt provided the following services to the Committee:

•	Participated in the design and implementation of our executive compensation program for our Named Executive Officers;

•	Provided competitive market practice data and benchmarking;

•	Provided a review of our stock ownership guidelines applicable to Named Executive Officers and directors;

•	Evaluated each of our Named Executive Officer’s position against competitive market practice data;

•	Evaluated the features of each of our compensation plans against market practice;

•	Analyzed our equity awards (e.g. options, restricted stock, restricted share units, and performance shares) to arrive at their respective economic value; and

•	Participated in meetings of the Committee at which fiscal 2010 compensation decisions were made.

Objectives of the Company’s Compensation Program

The Compensation Committee believes that our targeted growth strategies require an executive compensation program that reinforces the importance of performance and accountability — both at the individual and at the corporate level. Our program is designed to provide executives with meaningful rewards, while maintaining alignment with shareholder interests, corporate values, and important management initiatives. In making compensation decisions, the Committee is guided by the following objectives:

•	To attract, motivate, and retain highly experienced executives who are vital to our short- and long-term success, profitability, and growth;

•	To create alignment among executives and shareholders by actively promoting compensation programs and arrangements intended to result in executives having a meaningful investment in the Company through share ownership;

•	To provide focus on key financial performance goals and objectives that are integral to achieving the Company’s annual and long-term strategic plans; and

•	To provide targeted compensation levels that are generally consistent with a range of the 50th percentile of competitive market practice for base salary, annual incentives at target level performance, and annualized economic grant value for equity awards, with adjustments above or below the 50th percentile based on various factors, such as level of responsibility, prior experience, length of service, achievement of personal objectives, future potential and internal pay equity issues.

Types of Compensation

Our compensation program includes the following types of compensation:

•	Annual fixed compensation — salaries;

•	Annual cash incentive compensation — cash bonus earned only if certain pre-established financial performance targets are achieved for the fiscal year;

•	Equity awards that provide opportunities for our executives to accumulate wealth that is directly related to the creation of shareholder value and serve to strengthen the long-term commitment of executives to the Company, including the following:

°	Stock options that become exercisable in equal installments on an annual basis over a three-year service period;

°	Restricted share units that vest in equal installments on an annual basis over a three-year service period; and

°	Performance shares that are earned based on annual financial measures but are only paid out if the executive continues in our employment for three years.

•	Executive perquisites provided on a limited basis that serve certain corporate purposes;

•	Retirement contributions designed to provide wealth accumulation and post-employment security; and

•	Special equity awards that are made from time to time when superior performance merits exceptional pay.

Factors Considered in Determining Executive Compensation

Competitive Benchmarking

For our fiscal 2010 compensation program, Hewitt assisted the Compensation Committee in developing measures for benchmarking compensation, both as to the size of the total compensation package offered and the types and design of the various elements of compensation included in each Named Executive Officer’s compensation package. With Hewitt’s assistance, two comparative measures were developed:

•	One drew upon Hewitt’s proprietary Total Compensation Measurement Database for the purpose of assessing market percentile ranges; and

•	The other was an updated version of a customized 12-company peer group that the Compensation Committee had previously developed for testing the competitiveness of our compensation against a more immediate peer group.

For fiscal 2010, the Compensation Committee’s self-developed 12-company peer group was comprised of the following companies:

• Ameron International Corporation	• Circor International	• Crane Co.
• Flowserve Corporation	• Franklin Electric Co., Inc.	• Gardner Denver, Inc.
• Graco Inc.	• IDEX Corp.	• Milacron, Inc.(1)
• Sauer-Danfoss, Inc.	• Watts Water Technologies	• Woodward Governor Company

(1)	Milicron filed for Chapter 11 bankruptcy protection in March 2009 and therefore, fiscal year end results were not publicly available.

In October 2010, the Compensation Committee in consultation with Meridian, its compensation consultant, reviewed and expanded the Company’s self-developed peer group for use in setting compensation beginning in fiscal 2011.

Tally Sheets

In setting each Named Executive Officer’s compensation, the Compensation Committee reviewed the total annual fixed, incentive, and equity compensation to be received by each of them, including base salary, annual and long-term incentives, equity grants, executive perquisites, total equity holdings in the Company, and post-employment obligations. The Committee uses Tally Sheets to facilitate this review.

How Target Levels of Compensation Are Determined

The Compensation Committee strives to create an overall compensation package for each Named Executive Officer that satisfies the objectives of our compensation program. With its consultant, the Committee reviews the market data, discussed above, to determine for each Named Executive Officer a total compensation at the 50th percentile level. The market data is regarded as a general reference point for the Committee and the Committee makes adjustments to the market data in order to respond to market conditions, promotions, individual performance, levels of responsibility, prior experience, length of service, future potential, and internal pay equity issues, with the intent that each Named Executive Officer’s total compensation package and each of the three major components are generally consistent with the desired 50th percentile level. The Committee rewards exceptional performance in a particular fiscal year by providing for incentive compensation that will payout above the targeted compensation level if certain stretch goals are achieved.

The Committee uses incentive compensation to promote the achievement of annual and longer-term financial measures. Annual incentive compensation is used to motivate executives to achieve specific performance goals of the Company’s annual plan. Performance share awards are tied to financial objectives that, while measured annually, are focused on consistent longer-term goals of continuing earnings growth and steadily improving asset utilization. Option grants and restricted share unit awards, while not performance based, promote the retention of key executives, help drive long-term performance and align management’s interests with those of shareholders.

The Committee believes that as an executive’s responsibility increases so does his ability to influence our performance and accordingly, the proportion of his compensation that consists of salary and cash incentive should decrease while the proportion of equity incentives to total compensation should increase. The Committee uses our above-listed types of compensation in various proportions in order to motivate desired performance. The Committee developed the following general guidelines as to the sizing of the various elements of compensation that comprised the executive’s total compensation package:

Element of	Chief Executive Officer	Other Named Executive Officers
Compensation	(% of Total Compensation)	(% of Total Compensation)
Salary	25% to 35%	40% to 60%
Annual Cash Incentive at Target	20% to 25%	20% to 25%
Performance Shares at Target	10% to 15%	5% to 10%
Restricted Share Unit Awards	10% to 15%	5% to 10%
Stock Option Awards	25% to 30%	10% to 25%
Annual Retirement Contributions (includes 3% attributable to Company contribution to 401(k) savings plan)	10% of Cash Compensation	10% of Cash Compensation

Equity awards as a percentage of total compensation were valued based their “economic value.” In the case of options, economic value was determined using a Hewitt’s model that is based on the American Call version of the Black-Scholes option pricing approach. For restricted share unit and performance share awards, the starting point for a determination of the economic value of an award is the closing market price of our shares on a recent date, with various adjustments related to restrictions on the share awards and the vesting period.

In setting each Named Executive Officer’s compensation, the Committee reviewed the total annual fixed, incentive, and equity compensation to be received by each of them, including base salary, cash incentives, annual and long-term incentives, equity grants, executive perquisites and post-employment obligations.

Salaries

As a result of the global economic downturn, the Compensation Committee froze the fiscal 2010 base salaries for the Named Executive Officers at the fiscal 2009 rates. Base salary for fiscal 2010 comprised the following percentage of total compensation for each Named Executive Officer:

		Percent of Total
		Fiscal 2010
Named Executive Officer	Base Salary	Compensation(1)

Mr. Wallace	$700,000	29%
Mr. Hix	$310,000	40%
Mr. Rahimian	$315,000	39%
Mr. Brown	$200,000	57%
Mr. Halsey	$219,000	47%

(1)	Assuming a payout of annual incentive compensation and performance shares at target amounts.

Annual Cash Incentive Opportunities

Annual cash incentive compensation provides Named Executive Officers with an opportunity to receive additional cash compensation through the achievement of specified annual financial targets. Targets are financial measures based on the Company’s annual plan and were fixed at the outset of fiscal 2010. Annual cash incentive compensation for fiscal 2010 at target comprised 35% to 80% of base salary depending on the Named Executive Officer. Annual cash incentive compensation could be earned at the threshold (50% payout), target (100% payout), or maximum (200% payout) level based on the extent to which the financial measures were achieved. The amounts that could have been earned at threshold, target and maximum are shown in the “Grants of Plan-Based Awards” table at page 22 and the amounts earned for fiscal 2010 are in the Summary Compensation Table at page 21.

For fiscal 2010, the performance measures, the weighting assigned to each measure, and the extent to which each measure was achieved were:

•	Measure: Consolidated sales, weighted 20%, and our consolidated sales for fiscal 2010 were 2% below target.

•	Measure: Adjusted diluted earnings per share, weighted 40%, and our adjusted diluted earnings per share for fiscal 2010 were 15% above target.

•	Measure: Adjusted free cash flow, weighted 40%, and our adjusted free cash flow for fiscal 2010 was 62% above target.

When setting the performance measures for fiscal 2010 (October 2009), the Compensation Committee determined that diluted earnings per share and free cash flow would be adjusted for the after-tax impact of restructuring charges and goodwill impairment, if any.

The above measures apply to all of our Named Executive Officers. However, for Mr. Rahimian, President of the Fluid Management Group, 25% of his annual cash incentive is calculated on the above consolidated level basis while 75% is calculated on the basis of his particular group’s operating performance. The performance measures, the weighting assigned to each measure, and the extent to which is each measure was achieved for the Fluid Management Group were:

•	Measure: Sales, weighted 20%, and sales for the Fluid Management Group for fiscal 2010 were 5% above target.

•	Measure: Adjusted operating profit, weighted 40%, and adjusted operating income for the Fluid Management Group for fiscal 2010 was 20% above target.

•	Measure: Adjusted operating cash flow, weighted 40%, and adjusted operating cash flow for the Fluid Management Group for fiscal 2010 was 32% above target.

When setting the Fluid Management Group performance measures for fiscal 2010 (October 2009), the Committee determined that operating profit would be adjusted for restructuring costs and goodwill impairment, if any, and operating cash flow would be adjusted for the after-tax impact of restructuring charges, if any.

Equity Grant Practices

To further align management and shareholder interests, the Compensation Committee in October of each year grants options and awards restricted share units to Named Executive Officers. Awards are made pursuant to our 2004 Stock Incentive Plan As Amended that was approved by shareholders in December 2004. Except for new hires and special circumstances, the Committee only grants equity awards at its October meeting, which is normally scheduled one year in advance. The Committee believes these annual equity awards as structured provide substantial incentives to Named Executive Officers to achieve significant growth in shareholder value and to continue in our employment.

Stock Options and Restricted Share Units

At the beginning of fiscal 2010 (October 2009), the Compensation Committee granted stock options and awarded restricted share units under our 2004 Stock Incentive Plan As Amended. The exercise price for options is the closing price of our common shares on the date of grant, options become exercisable over three years in equal annual installments and have a term of 10 years. Fiscal 2010 restricted share unit awards also vest equally over a three-year period. The sizing of the awards is based on the guidelines set forth at “Factors Considered in Determining Executive Compensation” above and the actual grants and awards for fiscal 2010 are set forth in the “Grants of Plan-Based Awards” table at page 22.

Fiscal 2010 Performance Share Awards

At the beginning of fiscal 2010 (October 2009), the Compensation Committee made performance share awards under our Long Term Incentive Plan (LTIP), which is a sub-plan under our 2004 Stock Incentive Plan As Amended. Under the LTIP, the Committee awards to each Named Executive Officer a target number of performance shares. For fiscal 2010, the Committee set performance threshold, target and maximum payout levels, as follows:

Measure	Weight	Threshold	Target	Maximum

Adjusted Diluted Earnings Per Share	75%	$0.76	$0.95	$1.19
Return on Net Assets	25%	10.72%	13.40%	16.75%

Diluted earnings per share are adjusted based on restructuring charges and goodwill impairment, if any. Return on net assets is adjusted for restructuring charges, if any.

For fiscal 2010, the Committee increased the maximum payout for performance shares from 150% to 200% to create additional incentive to achieve the maximum levels. At the end of fiscal 2010, the Committee determined the actual number of performance shares earned based on the extent to which the targets were achieved for fiscal 2010. The performance shares are forfeited by the executive if he is not employed by us on August 31, 2012. If the executive continues in our employment through August 31, 2012, for each performance share earned for fiscal 2010, he is then issued one common share. In addition, the dollar amount of dividends that would have been paid on such common shares if they had been issued to the executive on the performance share award date of October 6, 2009 is calculated and such amount is divided by the average closing price of our common shares in August 2012 to arrive at a number of dividend equivalent common shares that will be issued to the executive on or about September 1, 2012.

The fiscal 2010 LTIP performance share awards at threshold (50% payout), target (100% payout) and maximum (200% payout) are set forth in the “Grants of Plan-Based Awards” table at page 22. For fiscal 2010, Adjusted Diluted Earnings Per Share was $1.09 and Return on Net Assets was 14.38%,

resulting in a 151% payout, and the following performance share awards for the Named Executive Officers:

Number of Performance Shares
Named Executive Officer	Earned for Fiscal 2010

Mr. Wallace	22,076
Mr. Hix	6,055
Mr. Rahimian	6,795
Mr. Brown	1,691
Mr. Halsey	3,186

Perquisites

The Company has historically provided its Named Executive Officers with certain perquisites that the Committee believes are reasonable, competitive and consistent with the Company’s overall compensation philosophy. The perquisites provided to each Named Executive Officer in fiscal 2010 are described in the table at page 22. In all cases, the aggregate value of personal benefits made available to an executive was less than 5% of his total compensation.

Retirement and Other Benefits

On December 31, 2005, we “froze” all Named Executive Officer defined benefit plans. In their place, we adopted our 2006 Executive Supplemental Retirement Plan. This plan is an unfunded defined contribution plan under which we annually credit an amount equal to 10% of the Named Executive Officer’s salary and annual cash incentive to his deferred compensation account. The amount credited, however, is reduced by amounts we credit to his account for the same fiscal year under the our qualified 401(k) savings plan. We also credit interest at a rate of seven percent per annum on each Named Executive Officer’s deferred compensation account balance. The amounts credited in fiscal 2010 for each Named Executive Officer are described in the table at page 22.

Change-in-Control Agreements

We have an employment agreement with our Chief Executive Officer that provides certain payments in the event he is terminated or resigns with good reason within 24 months following a change-in-control of the Company or resigns during the 13th month following a change-in-control. We do not have employment agreements with any other executive officers, but we do have change-in-control agreements with each of our other Named Executive Officers that provide certain benefits in the event of termination of employment or resignation for good reason within 24 months after a change-in-control.

The purpose of these agreements is to aid in retention and recruitment, encourage continued attention and dedication to assigned duties during periods involving a possible change-in-control of the Company and to protect the earned benefits of each Named Executive Officer against adverse changes resulting from a change-in-control. When the Compensation Committee approved these agreements in prior years, it carefully reviewed the level of payments that would be paid in the event payments under the agreement were triggered and satisfied itself that the payments were reasonable in amount and designed to further the Committee’s objectives. Except for our Chief Executive Officer’s agreement, the agreements do not contain “tax gross up” provisions. The agreements are described in detail at “Potential Payments Upon Termination of Employment or a Change-in-Control” beginning at page 26.

On October 5, 2010, the Board of Directors, upon recommendation of the Compensation Committee, approved changes to the definition of “change of control” for all awards made on or after October 5, 2010 under our 2004 Stock Incentive Plan As Amended. The Plan provides that unvested stock options granted under the Plan will vest upon a change of control of the Company, as defined in the Plan, and the Compensation Committee can take certain actions upon a change of control with respect to other equity awards outstanding under the Plan. The amendment changes the circumstances under which a change of control will be deemed to occur for purposes of the Plan. Prior to the amendment, a change of control would have occurred under the Plan upon the approval by the shareholders of the Company of a merger or consolidation of the Company unless the voting shares of the Company outstanding prior to the merger or consolidation continued to represent at least 80% of the voting power of the Company or surviving entity following the merger or consolidation. As amended, a change of control will occur upon the consummation of a merger or consolidation of the Company unless the voting shares of the Company outstanding prior to the merger or consolidation continue to represent at least 50% of the voting power of the Company or surviving entity following the merger or consolidation.

Stock Ownership Guidelines

We recognize the importance of equity ownership in the alignment of shareholder and management interests. Until June 23, 2010, we required that our Chief Executive Officer own common shares having a value equal to at least three times his salary and other Named Executive Officers in an amount equal to one times their respective salaries. Unvested restricted stock, unvested restricted share units and shares subject to outstanding options were not considered as owned in determining an executive’s ownership of our common shares. Effective June 23, 2010, we approved changes to the stock ownership guidelines, which now require that the Chief Executive Officer own common shares having a value equal to five times his salary, the Chief Financial Officer (Mr. Hix) and President of the Fluid Management Group (Mr. Rahimian) own common shares having a value equal to three times his salary, and other Named Executive Officers own common shares having a value equal to 1.5 times their respective salaries. Also effective June 23, 2010, all vested and unvested restricted stock and restricted share units and all earned performance shares are included in determining an executive’s ownership; however, shares subject to outstanding options are excluded. Until an executive officer meets the stock ownership requirement, the officer must hold at least 60% of all stock compensation we pay him.

Effective June 23, 2010, we revised the stock ownership guidelines applicable to our non-employee directors. Our non-employee directors are required to own our common shares having a value equal to at least five times the annual cash retainer we pay directors. Until a director meets the stock ownership requirement, the director must retain at least 60% of all stock compensation paid by us.

Risk Assessment

The Compensation Committee appointed a Risk Assessment Committee to consider whether our compensation practices or policies encourage excessive or inappropriate risk-taking by our employees, including our Named Executive Officers. The Risk Assessment Committee is comprised of our Vice President — Human Resources, our Corporate Controller, and our General Counsel. The Risk Assessment Committee reported its findings to the Compensation Committee and, after review and discussion, the Compensation Committee agreed with those findings. Specifically, the Risk Assessment Committee and the Compensation Committee concluded that although a portion of our executive compensation program is performance-based, it does not encourage excessive or inappropriate risk-taking.

Compensation Recovery “Clawback” Policy

The Company adopted a Compensation Clawback Policy effective for plan years beginning on or after October 5, 2010 for Named Executive Officers. This policy further strengthens the risk mitigation program by defining the economic consequences that misconduct has on the executive officer’s incentive-based compensation. In the event of a financial restatement due to fraudulent activity or misconduct as determined by the Board of Directors, the culpable executive officer will reimburse the Company for incentive-based compensation paid to him. In addition, the Board of Directors has discretion to determine whether or not such Named Executive Officer was involved in the fraudulent activity or misconduct.

Tax Deductibility of Compensation

Section 162(m) of the U.S. Internal Revenue Code limits the deduction we may take for executive compensation paid to an Named Executive Officer to $1.0 million per year, but contains an exception for certain performance-based compensation. We have structured annual cash incentive compensation under our Senior Executive Annual Cash Bonus Plan and grants of options, awards of restricted shares, restricted share units, and LTIP awards under our 2004 Stock Incentive Plan As Amended to qualify as performance-based compensation. The Compensation Committee intends to continue to structure executive compensation so that payments will be fully deductible. Occasionally, however, we may make cash payments and equity awards that are not fully deductible if, in the Committee’s judgment, those payments or awards are needed to achieve our overall compensation objectives.

Conclusion

Each year the Compensation Committee reviews the total compensation package available to each of the Named Executive Officers to satisfy itself that the complete package is consistent with the Committee’s goals and objectives. The Committee also reviews the accumulated wealth that each Named Executive Officer has achieved as a result of equity awards and retirement benefits provided by the Company, and the particular incentives, vesting requirements and agreements that encourage our Named Executive Officers to continue in our employment. The Committee believes our compensation processes, policies and programs for Named Executive Officers, including the processes it follows when determining the compensation of our Chief Executive Officer, further our compensation goals and objectives, are consistent with good corporate governance practices, effectively tie executive compensation to our performance and shareholder value, and induce our key executives to continue to render outstanding service on behalf of the Company.

Summary Compensation Table

The following table shows for the fiscal year ended August 31, 2010 the compensation provided by the Company to our Named Executive Officers.

						Change in
						Pension Value
						and Non-Qualified
					Non-Equity	Deferred
			Stock	Option	Incentive Plan	Compensation	All Other
Name and Principal		Salary	Awards	Awards	Compensation	Earnings	Compensation	Total
Position	Year	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)	($)
Peter C. Wallace,	2010	$700,000	$597,105	$432,375	$940,800	$8,499	$228,204	$2,906,983
President and Chief	2009	694,584	546,977	548,196	0	5,310	128,995	1,924,062
Executive Officer	2008	628,750	589,784	238,693	838,676	5,987	207,331	2,509,221

Christopher M. Hix,	2010	$310,000	$163,679	$118,442	$260,400	$726	$94,791	$948,038
Vice President and	2009	307,084	149,908	150,228	0	546	69,446	677,212
Chief Financial Officer	2008	273,750	147,461	59,670	242,138	258	107,414	830,691

Saeid Rahimian,	2010	$315,000	$183,776	$133,025	$289,800	$30,407	$105,453	$1,057,461
Vice President and	2009	313,750	168,304	168,681	0	14,448	80,144	745,327
President Fluid Management Group	2008	298,750	147,461	59,670	195,863	21,582	100,024	823,350

Kevin J Brown,	2010	$200,000	$45,777	$28,915	$117,600	$82,987	$55,924	$531,203
Controller	2009	200,000	21,054	21,082	0	71,564	48,794	362,494
	2008	200,000	22,119	8,955	123,270	204	58,902	413,450

Jeffrey L. Halsey,	2010	$219,000	$86,194	$54,205	$165,570	$280	$59,793	$585,042
Vice President, Human Resources	2009	217,417	78,899	79,070	0	180	44,554	420,120

(1)	For fiscal 2010, salaries were frozen at the 2009 rates. The differences between salaries for fiscal 2009 and fiscal 2010 reflect that fiscal year salaries include 11 months at the current fiscal year rate and one month at the prior fiscal year rate.

(2)	Amounts reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of restricted shares, restricted share units, and performance shares granted under the Company’s 2004 Stock Incentive Plan As Amended (which we refer to as the 2004 Plan) during fiscal 2010 and prior years. The amounts were calculated by multiplying the close price on the date of grant by the number of restricted shares and restricted share units received and the number of performance share awards assuming a payout at target. The maximum payout amount (number of shares) that could have been received for performance share awards for fiscal 2010, 2009, and 2008 were: Wallace — 15,936, 20,924, and 29,240; Hix — 3,987, 5,735, and 8,020; Rahimian — 3,987, 6,438, and 9,000; Brown — 597, 806, and 2,240; and Halsey (for 2010 and 2009) — 2,988 and 3,018. The actual value of performance share awards received by the Named Executive Officers for fiscal 2010, 2009, and 2008 were: Wallace — $492,957, $0, and $473,777; Hix — $135,208, $0, and $118,534; Rahimian — $151,732, $0, and $118,534; Brown — $37,360, $0, $17,749; and Halsey (for 2010 and 2009) — $71,143 and $0. For further information on these awards, see the Grants of Plan-Based Awards table on page 22.

(3)	Amounts reflect the aggregate grant date fair value for fiscal 2010 and prior years computed in accordance with FASB ASC Topic 718 of stock option grants under the 2004 Plan. The amounts do not reflect whether a Named Executive Officer has actually received a financial benefit from the award. The amount was calculated using the Black-Scholes option pricing model calculated as of the close of the preceding fiscal year. See Notes 1 and 10 to the Consolidated Financial Statements included in our Annual Report on Form 10-K/A for a discussion of the relevant assumptions used in calculating the compensation cost. For further information on these awards, see the Grants of Plan-Based Awards table on page 22.

(4)	Amounts shown in this column include cash incentives paid for fiscal 2010, 2009 and 2008 performance under our annual cash incentive program. The methodology applied in determining these cash incentive amounts is discussed under “Compensation Discussion and Analysis” at “Annual Cash Incentive Opportunities” on page 16.

(5)	Amounts shown in this column include (i) the aggregate of the increase in actuarial values of each of the Named Executive Officer’s benefits under our Pension Plan and Supplemental Pension Plan and (ii) the portion of interest earned on Non-Qualified Deferred Compensation assets that exceeds the SEC benchmark “market” rate (120% of the applicable federal long-term rate). For fiscal 2010, the aggregate increase in actuarial values and above market earnings, respectively, for each of the Named Executive Officers was as follows: Mr. Wallace — $6,003 and $2,496; Mr. Hix — $0 and $726; Mr. Rahimian — $29,504 and $903; Mr. Brown — $82,400 and $587, and Mr. Halsey — $0 and $280.

(6)	Amounts shown in this column for fiscal 2010 include for each Named Executive Officer the items listed in the following table. For those items which are perquisites, we include the incremental costs to the Company of providing the perquisites, and we value perquisites based on the amount we actually paid to the third party to obtain the perquisite for the executive.

Items Included in “All Other
Compensation” for Fiscal 2010	Mr. Wallace	Mr. Hix	Mr. Rahimian	Mr. Brown	Mr. Halsey

Company contribution to Executive Supplemental Retirement Plan	$156,170	$49,535	$50,453	$24,340	$31,008

Company contribution to 401(k) Employee Savings Plan	14,700	14,700	14,700	12,250	13,414

Perquisites or Personal Benefits	56,774	30,401	40,143	19,334	15,273

The following table identifies the perquisites or personal benefits that were made available and utilized by each Named Executive Officer in fiscal 2010. Such benefits differ among Named Executive Officers depending on employment classification, location, and, with respect to certain benefits, whether the Named Executive Officer chose to utilize them in fiscal 2010.

Items Included in Perquisites or Personal Benefits	Mr. Wallace	Mr. Hix	Mr. Rahimian	Mr. Brown	Mr. Halsey

Financial planning program	X	X	X		X

Car allowance	X	X	X	X	X

Reimbursement for club membership	X		X

Supplemental disability insurance premiums	X	X	X	X	X

Life insurance premiums	X	X	X	X	X

Long-term care insurance premiums	X	X	X	X

Physical examinations to the extent not covered by insurance	X

Grants of Plan-Based Awards in Fiscal 2010

									All Other
		Estimated Future Payouts			Estimated Future Payouts			All Other	Option Awards:		Grant Date
		Under Non-Equity			Under Equity			Stock Awards:	Number of	Exercise or	Fair Value
		Incentive Plan Awards			Incentive Plan Awards			Number of	Securities	Base Price	of Stock and
								Shares of	Underlying	of Option	Option
		Threshold	Target	Maximum	Threshold	Target	Maximum	Stock or Units	Options	Awards	Awards
Name	Grant Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	($)(5)
Mr. Wallace	FY 2010 cash incentive plan(1)	$280,000	$560,000	$1,120,000

	10/8/09 LTIP(2)				7,310	14,620	29,240				$326,465

	Restricted Share Units(3)							12,120			270,640

	Stock Options(4)								51,290	$22.33	432,375

Mr. Hix	FY 2010 cash incentive plan(1)	$77,500	$155,000	$310,000

	10/8/09 LTIP(2)				2,005	4,010	8,020				$89,543

	Restricted Share Units(3)							3,320			74,130

	Stock Options(4)								14,050	$22.33	118,442

Mr. Rahimian	FY 2010 cash incentive plan(1)	$78,750	$157,500	$315,000

	10/8/09 LTIP(2)				2,250	4,500	9,000				$100,485

	Restricted Share Units(3)							3,730			83,291

	Stock Options(4)								15,780	$22.33	133,025

Mr. Brown	FY 2010 cash incentive plan(1)	$35,000	$70,000	$140,000

	10/8/09 LTIP(2)				560	1,120	2,240				$25,010

	Restricted Share Units(3)							930			20,767

	Stock Options(4)								3,430	$22.33	28,915

Mr. Halsey	FY 2010 cash incentive plan(1)	$49,275	$98,550	$197,100

	10/8/09 LTIP(2)				1,055	2,110	4,220				$47,116

	Restricted Share Units(3)							1,750			39,078

	Stock Options(4)								6,430	$22.33	54,205

(1)	Represents the threshold, target and maximum cash incentive awards set for fiscal 2010 under our annual executive officer cash incentive compensation program. The methodology applied in determining these awards and how they are earned is discussed under “Compensation Discussion and Analysis” at “Annual Cash Incentive Opportunities” on page 16. The actual annual cash incentives paid to the Named Executive Officers for fiscal 2010, 2009, and 2008 are set forth in the Summary Compensation Table.

(2)	Represents the fiscal 2010 performance share award under the LTIP plan (a subplan under the 2004 Plan) assuming a payout at threshold, target and maximum. The methodology applied in determining these awards and how they are earned is discussed under “Compensation Discussion and Analysis” at “Fiscal 2010 Performance Share Awards” on page 17. The actual value of performance share awards received the Named Executive Officers for fiscal 2010, 2009, and 2008, calculated using the closing prices on the date of grant of $29.73 for 2008 and $22.33 for 2010, were: Wallace — $492,957, $0, and $473,777; Hix — $135,208, $0, and $118,534; Rahimian — $151,732, $0, and $118,534; Brown — $37,360, $0, and $17,749; and Halsey (for 2010 and 2009) — $71,143 and $0.

(3)	Represents a restricted share unit award on October 6, 2009 under the 2004 Plan. The shares vest in equal installments over a three-year period.

(4)	Represents an option award on October 6, 2009 under the 2004 Plan. Options have a ten-year term, become exercisable ratably over a three-year period, and have an option exercise price equal to the closing price of a common share on the date of grant.

(5)	Represents the grant date fair value computed in accordance with FASB ASC Topic 718 for stock options, restricted share units, and performance shares, assuming, for performance shares, a payout at target.

Outstanding Equity Awards At August 31, 2010

		Option Awards(1)			Stock Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying	Option		Number of Shares or	Market Value of
	Unexercised	Unexercised	Exercise	Option	Units of Stock That	Shares or Units of
	Options (#)	Options (#)	Price	Expiration	Have not Vested	Stock That have
Name	Exercisable	Unexercisable	$	Date	(#)(2)	Not Vested ($)(3)
Mr. Wallace	40,000	0	$10.79	10/6/2015	22,899	$541,790

	34,000	0	$15.25	10/4/2016

	27,437	13,717	$29.73	10/5/2017

	14,389	28,776	$21.44	10/9/2018

	0	51,290	$22.33	10/6/2019

Mr. Hix	16,668	0	$13.20	8/1/2016	6,199	$146,668

	6,268	0	$15.25	10/4/2016

	6,858	3,430	$29.73	10/5/2017

	3,942	7,887	$21.44	10/9/2018

	0	14,050	$22.33	10/6/2019

Mr. Rahimian	25,000	0	$10.79	10/6/2015	6,869	$162,521

	9,400	0	$15.25	10/4/2016

	6,858	3,430	$29.73	10/5/2017

	4,427	8,855	$21.44	10/9/2018

	0	15,780	$22.33	10/6/2019

Mr. Brown	30,000	0	$13.88	6/27/2011	1,341	$31,728

	35,000	0	$12.59	6/26/2012

	50,000	0	$10.89	6/25/2014

	20,000	0	$10.79	10/6/2015

	1,029	515	$29.73	10/5/2017

	553	1,107	$21.44	10/9/2018

	0	3,430	$22.33	10/6/2019

Mr. Halsey	5,144	2,572	$29.73	10/5/2017	3,438	$81,343

	2,075	4,151	$21.44	10/9/2018

	0	6,430	$22.33	10/6/2019

(1)	Each option listed in the table has a ten-year term and was granted on the same day and in the same month as its expiration date, but 10 years earlier. All options become exercisable with respect to one-third of the shares on the first annual anniversary date of their grant, two-thirds of the shares on the second anniversary, and 100% of the shares on the third anniversary.

(2)	The restricted shares and restricted share units listed in this column vest as follows:

Mr. Wallace — restricted shares: 3,071 (10/5/2010), 3,854 (10/9/2010), 3,854 (10/9/2011); restricted share units: 4,040 (10/6/2010), 4,040 (10/6/2011), and 4,040 (10/6/2012).

Mr. Hix — restricted shares: 767 (10/5/2010), 1,056 (10/9/2010), and 1,056 (10/9/2011); restricted share units: 1,107 (10/6/2010), 1,107 (10/6/2011), and 1,106 (10/6/2012).

Mr. Rahimian — restricted shares: 767 (10/5/2010), 1,186 (10/9/2010), and 1,186 (10/9/2011); restricted share units: 1,244 (10/6/2010), 1,243 (10/6/2011) and 1,243 (10/6/2012).

Mr. Brown — restricted shares: 115 (10/5/2010), 148 (10/9/2010), and 148 (10/9/2011); restricted share units: 310 (10/6/2010), 310 (10/6/2011), and 310 (10/6/2012).

Mr. Halsey — restricted shares: 576 (10/5/2010), 556 (10/9/2010), and 556 (10/9/2011); restricted share units: 584 (10/5/2010), 583 (10/6/2011), and 583 (10/6/2012).

(3)	Market value of shares is the number of shares that have not vested multiplied by our closing price per share of $23.66 on August 31, 2010.

Option Exercises and Stock Vested in Fiscal 2010

	Option Awards		Stock Awards
	Number of Shares
	Acquired on		Number of Shares
	Exercise	Value Realized on	Acquired on Vesting	Value Realized
Name	(#)	Exercise ($)	(#)(1)	on Vesting ($)
Mr. Wallace	0	0	56,438	$1,325,257

Mr. Hix	0	0	15,875	372,921

Mr. Rahimian	0	0	16,004	375,866

Mr. Brown	0	0	3,245	76,594

Mr. Halsey	0	0	1,132	26,028

(1)	Represents the vesting in fiscal 2010 of restricted shares and restricted share units awarded under our 2004 Plan in prior years.

Post-Employment (Retirement) Compensation

The Company has two active retirement plans for Named Executive Officers:

•	A qualified 401(k) Employee Savings Plan, which we refer to as the 401(k) Plan.

•	A nonqualified, defined contribution plan, which we refer to as the Executive Supplemental Retirement Plan.

The Company has two inactive retirement plans from which benefits are still payable, but under which no additional benefits are being earned (other than earnings credits as described below):

•	A qualified defined benefit pension plan, which we refer to as the Prior Pension Plan.

•	A nonqualified supplemental plan, which we refer to as the Prior Supplemental Pension Plan.

Pension Benefits

The Company has no active defined benefit pension plans. Messrs. Wallace, Rahimian, and Brown are the only Named Executive Officers that participated in the inactive defined benefit pension plans. The following table provides information concerning these inactive defined benefit pension plans.

	Pension Benefits(1),(2),(3)
		Number of Years	Present Value of	Payments During
		Credited Service	Accumulated	Last Fiscal Year
Name	Plan Name	(#)	Benefit($)	($)
Mr. Wallace	Prior Pension Plan	2.3	$30,460	0

	Prior Supplemental Pension Plan	2.9	64,804	0

Mr. Rahimian	Prior Pension Plan	20.1	268,226	0

	Prior Supplemental Pension Plan	20.1	140,810	0

Mr. Brown	Prior Pension Plan	10.3	210,361	0

	Prior Supplemental Pension Plan	10.3	147,848	0

(1)	The Prior Pension Plan was for officers and other salaried employees and was “frozen” on December 31, 2005. Retirement benefits for Messrs. Wallace and Rahimian under the Prior Pension Plan are calculated on a “cash balance” benefit formula basis. Under the cash balance benefit formula, each year a percentage of the employee’s compensation (5% if less than 15 years of service; 6.5% if 15 or more years of service) was credited to the employee’s cash balance account. For certain individuals including Mr. Rahimian, the pay credits were doubled to 10% and 13%, respectively, until December 31, 2005. Effective December 31, 2005, the Prior Pension Plan was “frozen” in that no future pay credits are credited to any participant’s account. Each account is also credited annually with interest. The interest credits continue to apply even though there are no more pay credits. Interest is credited quarterly and is the greater of (1) the average of the U.S. Government One-Year Treasury Constant Maturities for the last business day of the 12 months ending August preceding the plan year, rounded to the next highest quarter percent and (2) 3.5%. Upon retirement, the employee may receive benefits in the form of a lump sum payment equal to the employee’s cash balance account or a monthly annuity equal to the actuarial equivalent of the cash balance account. Mr. Brown’s retirement benefits under the plan are calculated on a “final average earnings” formula basis. For him, the Company calculates retirement benefits under the Prior Pension Plan on the basis of his average annual compensation for the five highest years during his last ten years of employment with reductions for credited years of service less than 35. Compensation for the purpose of calculating retirement benefits includes salary and cash incentive compensation (exclusive of deferred incentive compensation). The maximum annual retirement benefit that the Company can pay under the Pension Plan to any participant as a result of limitations imposed under the Internal Revenue Code is presently $195,000. The Prior Supplemental Pension Plan provides supplemental retirement benefits for Messrs. Wallace, Rahimian, and Brown. The supplemental retirement benefit is equal to the excess of (i) the benefit that would have been payable to the employee under the Prior Pension Plan without regard to certain annual retirement income and pay limitations imposed by federal law over (ii) the benefit payable to the employee under the Prior Pension Plan. The Prior Supplemental Pension Plan also provides in the case of Messrs. Wallace and Rahimian that the employee’s cash balance account at retirement would be multiplied by 150% and 130%, respectively. The estimated annual benefits payable at normal retirement (age 65) in the form of an annuity to Messrs. Wallace and Rahimian are $9,400 and $63,400, respectively. In making these estimates, the assumptions applied to the “frozen” 12/31/2005 account balance were (i) that the interest rate for all years is 4.0%, which was the rate used for the 2005 plan year and (ii) that the projected cash balance account at normal retirement age (after applying the multiplier in effect for participants in the Prior Supplemental Pension Plan) was converted to an annuity using an interest rate of 5.50% and the 1995 Group Annuity Reserve Table for Males and Females as published in Revenue Ruling 2001-62. The estimated annual benefit payable at normal retirement age in the form of an annuity to Mr. Brown is $29,800.

(2)	No Named Executive Officer is eligible for early retirement under any retirement plan of the Company.

(3)	Other assumptions not explicitly mentioned are the same as those assumptions used for financial reporting. Please refer to Note 8 to our Consolidated Financial Statements for the year ended August 31, 2010 for more information on those assumptions.

Nonqualified Deferred Compensation

Other than the 401(k) Plan, the only active retirement plan that the Company maintains for the Named Executive Officers is the Executive Supplemental Retirement Plan, which was established in fiscal 2006. The following table provides information concerning the Executive Supplemental Retirement Plan.

	Nonqualified Deferred Compensation(1)
	Executive	Registrant		Aggregate
	Contributions in	Contributions in	Aggregate Earnings	Withdrawals/	Aggregate Balance
	Last FY	Last FY	in Last FY	Distributions	at Last FYE
Name	($)	($)(2)	($)(3)	($)	($)
Mr. Wallace	0	$156,170	$29,118	0	$601,225

Mr. Hix	0	49,535	8,474	0	179,065

Mr. Rahimian	0	50,453	10,538	0	211,532

Mr. Brown	0	24,340	6,847	0	129,005

Mr. Halsey	0	31,008	3,262	0	80,877

(1)	As described in footnote (1) to the Pension Benefits table, above, the Company “froze,” as of December 31, 2005, all of the plans that provided retirement benefits to the Named Executive Officers and adopted the Executive Supplemental Retirement Plan. This plan is an unfunded defined contribution plan under which the Company annually credits an amount equal to 10% of the participant’s salary and annual cash incentive compensation to the participant’s deferred compensation account. The amount credited under the plan, however, is reduced by certain amounts the Company credits to the participant’s account for the same fiscal year under the 401(k) Plan. The Company also credits interest at a rate of seven percent per annum on the amounts credited to the participant’s deferred compensation account. The Company will distribute the aggregate balance in the participant’s deferred compensation account to him on the first day of 14th month after the later of the participant’s retirement from the Company or attaining age 60. A participant may elect up to 12 months before such lump sum payment date to be paid in equal annual installments over 15 years or less, but the first installment payment may not be made until five years after such lump sum payment date. Upon termination of employment, a participant forfeits his benefits under the plan if he has less than five years of service with the Company unless the reason for termination was disability or death.

(2)	Amounts in this column are included in the “All Other Compensation” column of the Summary Compensation Table.

(3)	For each Named Executive Officer, only 0.6% of the amounts listed in this column were included in the Summary Compensation Table. This amount represents the portion of interest earned on Non-Qualified Deferred Compensation assets that exceeds the SEC benchmark “market” rate (120% of the applicable federal long-term rate). See Summary Compensation Table at footnote (5) for additional information.

Potential Payments Upon Termination of Employment or a Change-in-Control

Payments and benefits received by Named Executive Officers upon termination or a change-in-control are governed by the arrangements described below and quantified in the tables at the end of this section. The amounts shown in the tables assume the termination of employment and change of control occurred on August 31, 2010, the last day of fiscal 2010 (based on the executive’s compensation and service levels at such date and the closing stock price of our common shares on August 31, 2010 of $23.66 per share). The actual amounts to be paid out can only be determined at the time of the Named Executive Officer’s departure from the Company.

The approval by our shareholders of the merger of T-3 Energy Services, Inc. (“T-3”) with one of our subsidiaries constituted a change of control under our 2004 Stock Incentive Plan As Amended for all grants and awards made under the 2004 Plan prior to October 5, 2010. All outstanding, unvested stock options, restricted shares, restricted share units, and performance shares granted or awarded prior to October 5, 2010 vested on January 7, 2011 when our shareholders approved the merger with T-3. Effective October 5, 2010, we revised the definition of change of control in the 2004 Plan and consequently, the merger with T-3 did not constitute a change of control for grants or awards made on or after October 5, 2010. See “Change-in-Control Agreements” on page 18 for additional information.

Prior Pension Plan and Prior Supplemental Pension Plan

Named Executive Officers who are terminated for any reason receive their vested benefits under the Prior Pension Plan and the Prior Supplemental Pension Plan as discussed in the “Pension Benefits” section, above.

Executive Supplemental Retirement Plan and 401(k) Plan

Named Executive Officers who are terminated for any reason other than cause receive their vested aggregate account balance as discussed in the “Nonqualified Deferred Compensation” section. Upon termination without cause following a change of control, the Named Executive Officers who have not yet vested in the executive supplemental retirement plan would become fully vested and would receive their aggregate account balance. Named Executive Officers would also receive their aggregate account balance under the 401(k) Plan.

Life Insurance and Disability

We have life insurance and disability insurance programs that would provide Named Executive Officers or their beneficiaries certain payments in the event the executive’s employment were terminated due to death or disability.

Stock Compensation Plans

Under the Company’s stock plans (meaning our 1994 Plan, 1999 Plan and 2004 Plan), unvested equity awards (or in the case of options, unexercisable options) are treated as follows:

Restricted Shares
and Restricted
Nature of Termination	Share Unit Awards	Stock Options
Voluntary (other than Retirement)	Forfeit	Forfeit unexercisable; vested exercisable for 30 days

Involuntary for Cause	Forfeit	Forfeit

Involuntary without Cause	Forfeit	Forfeit unexercisable; vested exercisable for 30 days

Early Retirement and Normal Retirement	Fully vest	All become exercisable — for one year (early retirement) and three years (normal retirement)

Death and Disability	Fully vest	All become exercisable for three years

Change of Control	Fully vest	Fully vest

Employment Agreement with Mr. Wallace and Change-in-Control Agreements With Other Named Executive Officers

We have entered into an employment agreement with Mr. Wallace and change-in-control agreements with each of the other Named Executive Officers.

The change-in-control agreements with Messrs. Hix, Rahimian, Brown, and Halsey expire on June 30, 2011. The agreements, however, automatically renew each year for an additional year unless at least 60 days prior to the scheduled renewal date, we advise the executive that the agreement will not be extended for an additional year in which case the agreement would continue for the one year period remaining in the current term.

The change-in-control agreements provide that if the executive is terminated by us other than for cause or disability or if the executive elects to terminate employment for good reason within two years following a change-in-control, the executive will be entitled to certain payments and benefits listed in the table below.

For purposes of the change-in-control agreements and Mr. Wallace’s employment agreement, “change-in-control” means:

•	a person, other than M.H.M. & Co., Ltd. and its affiliates, becomes the owner of more than 25% of our voting shares;

•	change in a majority of the incumbent directors (including directors approved by a majority of the incumbent directors) within a two-year period;

•	certain reorganizations, mergers, combinations and other transactions that result in our existing shareholders not owning at least 60% of the Company resulting from the transaction; or

•	the complete liquidation of the Company or the sale of substantially all of our assets.

For purposes of the change-in-control agreements and Mr. Wallace’s employment agreement, “good reason” means:

•	material diminishment in executive’s duties or responsibilities that reflect a material diminution of the scope and importance of executive’s position;

•	decrease in base salary or target annual cash incentive;

•	material reduction in benefits available under employee and officer benefit plans and programs; or

•	failure to bind our successors to honor the change-in-control agreement.

The following table sets forth the payments and benefits that would have been due to a Named Executive Officer (other than Mr. Wallace) if a change-in-control of the Company had occurred on August 31, 2010. Other than the change-in-control agreements, we do not have any severance plans or agreements covering the Named Executive Officers included in the table.

Change-in-Control
Occurs and
then the
Following Occurs	Compensation Component	Mr. Hix	Mr. Rahimian	Mr. Brown	Mr. Halsey
Employment Continues	Unexercisable options become exercisable(1)	$36,196	$40,646	$7,019	$17,767
	Immediate vesting of restricted shares and restricted share units(2)	146,668	162,521	31,728	81,343
	Performance shares vest(3)	143,261	160,770	40,009	75,381
	Immediate vesting of retirement benefits(4)	179,065	0	0	80,877
	Total	$505,190	$363,937	$78,756	$255,368

Termination Due to Disability or Death(6)	Prorated target annual cash incentive(5)	0	0	0	0

Termination Due to Retirement	Unexercisable options become exercisable(1)	36,196	40,646	7,019	17,676
	Immediate vesting of restricted shares and restricted share units(2)	146,668	162,521	31,728	81,343
	Immediate vesting of performance shares(3)	143,261	160,770	40,009	75,381
	Total	$326,125	$363,937	$78,756	$174,400

	Prorated target annual cash	0	0	0	0
Termination	incentive(5)
without Cause by	1.5 times base salary	465,000	472,500	300,000	328,500
the Company or	1.5 times average annual	230,465	196,043	127,085	105,660
Termination by	cash incentive for last 3 years
Executive for Good Reason(6)	18 months of health and welfare benefits	25,875	25,969	1,500	14,328
	Total	$721,340	$694,512	$428,585	$448,488

Termination for Cause by the Company or Termination by Executive without Good Reason(6)	No special payments or benefits	0	0	0	0

(1)	Represents the excess of the closing price of our shares of $23.66 on August 31, 2010 over the option exercise price of options that became exercisable due to the occurrence of a change-in-control.

(2)	Represents the value of restricted shares and restricted share units that vested on account of a change-in-control, using the $23.66 per share closing price on August 31, 2010.

(3)	Performance share awards made in October 2009 vest to the extent they have been earned and are paid out in common shares.

(4)	Retirement benefits under the Executive Supplemental Retirement Plan normally vest after five years of service. At August 31, 2010, Messrs. Hix and Halsey each had less than five years of service.

(5)	Chart assumes termination at end of fiscal 2010 at which time the cash incentive compensation for fiscal 2010 would have been fully earned. At any other time, there would be a prorated annual cash incentive paid at target as set under the Senior Executive Annual Cash Bonus Plan.

(6)	The amount listed would be in addition to the amounts listed in the row entitled “Employment Continues.”

We entered into an employment agreement with Mr. Wallace on June 28, 2006 which expires on June 30, 2011. The agreement, however, automatically renews each year for an additional year unless at least 60 days prior to the scheduled renewal date, we or Mr. Wallace elect not extend the agreement for an additional year in which case the agreement would continue for the one-year period remaining in the current term. The following table sets forth the payments and benefits that would have been due to Mr. Wallace under the agreement if a change-in-control of the Company had occurred on August 31, 2010 or upon termination of his employment both before and after a change-in-control of the Company.

Triggering Event	Compensation Component	Payout
Termination Due to Death or Disability	Prorated target cash incentive(1)	$0

Termination Due to Retirement	Prorated target cash incentive(1)	$0
	Unexercisable options become exercisable(2)	132,098
	Immediate vesting of restricted shares and restricted share units(3)	541,970
	Immediate vesting of performance shares(4)	522,318
	Total	$1,196,206

Termination without Cause by the	Severance payments for 22 months	$1,283,333
Company or Termination by Executive	Prorated target annual cash incentive(1)	0
for Good Reason	Unexercisable options become exercisable(2)	132,098
	Immediate vesting of restricted shares and restricted share units(3)	541,790
	Immediate vesting of performance shares(4)	522,318
	24 months of health and welfare benefits	19,104
	Total	$2,498,643

Change-in-Control —	Unexercisable options become exercisable(2)	132,098
Employment Continues	Immediate vesting of restricted shares and restricted share units(3)	541,790
	Immediate vesting of performance shares	522,318

	Total	$1,196,206

Change-in-Control —	Prorated target annual cash incentive(1)	0
Termination without Cause by the	3.0 times base salary	2,100,000
Company or Termination by Executive	3.0 times average annual cash incentive for last	1,466,997
for Good Reason(5)	3 years
	24 months of health and welfare benefits	19,104
	Gross up payment for any excise tax	0
	Total	$3,586,101

Change-in-Control —	Prorated target annual cash incentive(1)	0
Termination by Executive in the 13th	2.0 times base salary	1,400,000
month following a	2.0 times average annual cash incentive for last	997,998
Change-in-Control(5)	3 years
	24 months of health and welfare benefits	19,104
	Gross up payment for any excise tax	0
	Total	$2,417,102

Change-in-Control-Termination for Cause by the Company or Termination by Executive without Good Reason other than in the 13th month following a Change-in-Control(5)	No special payments or benefits

(1)	Chart assumes termination at end of fiscal 2010 at which time the annual cash incentive for fiscal 2010 would have been fully earned. At any other time, there would be a prorated annual cash incentive paid.

(2)	Represents the excess of the closing price of our shares of $23.66 on August 31, 2010 over the option exercise price of options that became exercisable due to the occurrence of a change-in-control.

(3)	Represents the value of restricted shares that vested on account of a change-in-control, using the $23.66 per share closing price on August 31, 2010.

(4)	Performance share awards made in October 2009 to the extent they have been earned and are paid out as common shares.

(5)	The amount listed would be in addition to amount listed in the row entitled “Change-in-Control-Employment Continues.”

The change-in-control agreements and Mr. Wallace’s employment agreement each provide that the executive will maintain the confidentiality of the Company’s confidential information indefinitely and for one year after termination of employment for any reason will not compete with the Company or solicit employees to leave the Company and join another organization.

DIRECTOR COMPENSATION

Directors who are not employees of the Company receive the compensation listed in the following table for services as a director. The information set forth in the table describes director compensation as in effect during fiscal 2010.

Non-Employee Director
Compensation	Amount
Annual Cash Retainer	$32,000

Annual Restricted Stock Award(1)	$40,000 in Shares Vest After One Year of Service

Meeting Attendance Fees(2)	Board — $1,500; Committee — $1,000

Chair of Audit Committee	Additional $10,000 Retainer

Chair of Compensation Committee	Additional $7,500 Retainer

Chair of Nominating and Governance Committee	Additional $7,500 Retainer

Board Chair	$100,000 in lieu of Retainers and Meeting Fees

(1)	Awards are made under the 2004 Stock Incentive Plan As Amended on the date of each annual meeting of shareholders.

(2)	If meeting is telephonic, fees are 50% of amount stated.

Effective December 1, 2010, the Board of Directors approved an increase in the annual retainer for non-employee directors from $32,000 to $40,000, an increase in the annual retainer for our Chairman of the Board from $100,000 to $125,000, and an increase in the annual restricted stock awards from $40,000 to $60,000, which continue to vest one year after service.

Our non-employee directors are required to own our common shares having a value equal to at least five times the annual cash retainer we pay directors. Until a director meets the stock ownership requirement, the director must retain at least 60% of all stock compensation paid by us.

The following table provides additional information on fiscal 2010 compensation for non-employee directors who served during fiscal 2010.

	Director Compensation Table
	Fees Earned or	Stock
	Paid in Cash	Awards	Total
Name	($)(1)	($)(2)	($)

Richard J. Giromini	$48,750	$40,000	$88,750
Stephen F. Kirk	54,750	40,000	94,750
Andrew G. Lampereur	52,500	40,000	92,500
Thomas P. Loftis	100,000	40,000	140,000
Dale L. Medford	58,750	40,000	98,750
Albert J. Neupaver	48,750	40,000	88,750

(1)	Consists of the cash amounts described in the preceding table.

(2)	The grant date fair value of the restricted stock awards granted to each of the directors in 2010 under FASB ASC Topic 718 was $40,000.

PERFORMANCE GRAPH

The following graph compares the cumulative total shareholder returns for the Company’s common shares with the cumulative total return for the Russell 2000 Index and the S&P Industrial Machinery Index for our last five fiscal years. This information assumes the investment of $100 in our common shares and each of the specified indices on August 31, 2005, and assumes reinvestment of all cash dividends.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN
Among Robbins & Myers Inc., The Russell 2000 Index
And The S&P Industrial Machinery Index

	8/05	8/06	8/07	8/08	8/09	8/10
Robbins & Myers, Inc.	100.00	132.58	250.91	417.18	217.89	223.20
Russell 2000	100.00	109.36	121.78	115.11	90.60	96.58
S&P Industrial Machinery	100.00	107.28	141.19	127.77	98.95	117.47

REPORT OF THE AUDIT COMMITTEE OF THE BOARD

The Audit Committee is comprised of four members of the Company’s Board of Directors. Each member of the Audit Committee is “independent.” See “Governance of the Company and Board Matters.” The duties and responsibilities of the Audit Committee are set forth in the Audit Committee Charter, a copy of which is available in the Corporate Governance section of our web site at www.robn.com. The Audit Committee, among other things, (i) recommends to the Board that the audited financial statements be included in the our Annual Report on Form 10-K and (ii) appoints, subject to ratification by shareholders, the independent auditors to audit our books and records.

The Audit Committee has (i) reviewed and discussed the Company’s audited financial statements for the fiscal year ended August 31, 2010 with the Company’s management and with the Company’s independent auditors; (ii) discussed with the Company’s independent auditors the matters required to be discussed by Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380); and (iii) received and discussed the written disclosures and the letter from the Company’s independent auditors required by the Public Accounting Oversight Board (Independence discussions with Audit Committees). Based on such review and discussions with management and the independent auditors, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2010 for filing with the U.S. Securities and Exchange Commission.

THE AUDIT COMMITTEE
  Dale L. Medford, Chairman
  Richard J. Giromini
  Andrew G. Lampereur
  Albert J. Neupaver

PROPOSAL 2 — APPOINTMENT OF INDEPENDENT AUDITORS

Ernst & Young LLP served as the Company’s independent auditors during the fiscal year ended August 31, 2010. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting with the opportunity to make a statement if he desires to do so and to respond to appropriate questions from shareholders.

The following table sets forth the aggregate fees for services provided by Ernst & Young LLP related to fiscal years 2010 and 2009 and for other services billed in the most recent two fiscal years:

Fees	Fiscal 2010	Fiscal 2009

Audit(1)	$1,710,037	$1,895,463
Audit-Related(2)	20,000	24,600
Tax(3)	57,497	57,200
All Other(4)	-0-	-0-

Total	$1,787,534	$1,977,263

(1)	For services rendered for the audits of the consolidated financial statements of the Company, audit of internal control over financial reporting, as well as statutory audits, review of financial statements included in Form 10-Q reports, issuance of consents, and assistance with review of documents filed with the Securities and Exchange Commission.

(2)	For services related to employee benefit plan audits and due diligence related to strategic alternatives.

(3)	For services related to tax compliance, tax return preparation, and tax assistance.

(4)	There were no other fees incurred for fiscal 2010 and 2009.

In appointing Ernst & Young LLP to serve as the Company’s independent auditors for fiscal 2010, the Audit Committee reviewed past services performed during fiscal 2009 and services proposed to be performed during fiscal 2010. In appointing Ernst & Young LLP, the Audit Committee carefully considered the impact of such services on Ernst & Young LLP’s independence. The Audit Committee has determined that the performance of such services did not affect the independence of Ernst & Young LLP. Ernst & Young LLP has advised the Company that Ernst & Young LLP is in compliance with all rules, standards and policies of the Independence Standards Board and the Securities and Exchange Commission governing auditor independence.

The Audit Committee has adopted policies and procedures that require the pre-approval of all audit, audit-related, tax and other services rendered by the Company’s independent auditors. Under the policy, an auditor services schedule is prepared at the beginning of each year that describes each type of service to be provided by the independent auditors and the projected fees for each such service. The Audit Committee reviews and approves in advance, as appropriate, each service listed on the auditor services schedule and the projected fees for each such service. On a periodic basis, the independent auditors report to the Audit Committee the actual spending for specified services compared with the approved amounts. Projected fee amounts listed on the auditor services schedule may be updated, as appropriate in the Audit Committee’s discretion, at each regularly scheduled meeting of the Audit Committee. The Audit Committee may also pre-approve particular services on a case-by-case basis. The policy allows the Audit Committee to delegate pre-approval authority to one or more members of the Audit Committee. Any decisions made by the designated pre-approval member are reported, for informational purposes only, to the full Audit Committee at its next meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS OF THE COMPANY FOR THE FISCAL YEAR ENDING AUGUST 31, 2011.

In the event shareholders do not approve the selection of Ernst & Young LLP, the Board will seek to determine from shareholders the principal reasons Ernst & Young LLP was not approved, evaluate such reasons, and consider whether, in view of the circumstances, a different firm of independent auditors should be selected for fiscal 2011.

PROPOSAL 3 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) requires the Company to submit to its shareholders, for an advisory vote, approval of the Company’s compensation of its Named Executive Officers, as disclosed in the section entitled “Executive Compensation” of this Proxy Statement. The vote is advisory and therefore, will not be binding on the Board. However, the Board will review the results of the vote and intends to consider the outcome when making future decisions regarding executive compensation. The affirmative vote of the holders of a majority of the Company’s common shares represented in person or by proxy and entitled to vote on the proposal is required for approval.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING RESOLUTION:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion in the Company’s Proxy Statement, is hereby APPROVED.

PROPOSAL 4 — ADVISORY VOTE ON FREQUENCY OF
ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Act also requires the Company to submit to its shareholders, for an advisory vote, the frequency on which it will seek an advisory vote of the shareholders on approval of the compensation of the Company’s Named Executive Officers. Shareholders may vote as to whether the executive compensation vote should occur every one, two, or three years, or they may abstain from voting on the matter. The frequency (one, two or three years) that receives the highest number of votes will be deemed to be the choice of the shareholders. The vote is advisory and therefore, will not be binding on the Board. The following resolution is being submitted to our shareholders at this meeting:

RESOLVED, that Company submit to its shareholders, for an advisory vote, approval of the compensation paid to the Company’s named executive officers, every

one year	two years	three years.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS OF THE COMPANY VOTE TO SUBMIT TO THE COMPANY’S SHAREHOLDERS AN ADVISORY VOTE ON THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS ONCE EVERY CALENDAR YEAR.

OTHER MATTERS

The Board of Directors does not know of any matters to be presented at the meeting other than those mentioned above. However, if other matters should properly come before the meeting, or any adjournment thereof, it is intended that the Board’s proxy agents will vote the proxies in their discretion.

The Company will bear the cost of soliciting proxies. In addition to the use of the mails, certain officers, directors, and regular employees of the Company may solicit proxies by telephone or personal interview. The Company will request brokerage houses, banks and other persons to forward proxy material to the beneficial owners of shares held of record by such persons.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires directors and executive officers of the Company and owners of more than 10% of the Company’s common shares to file an initial ownership report with the Securities and Exchange Commission and follow up reports listing any subsequent change in their ownership of common shares. The Company believes, based on information provided to the Company by the persons required to file such reports, that all filing requirements applicable to such persons during the period from September 1, 2009 through August 31, 2010 were met.

SHAREHOLDER PROPOSALS

The Annual Meeting of Shareholders for the fiscal year ending August 31, 2011 is presently scheduled to be held on January 6, 2012. If you intend to submit a proposal for inclusion in the Company’s proxy statement and form of proxy for the Annual Meeting of Shareholders to be held on January 6, 2012, the Company must receive the proposal at 51 Plum Street, Suite 260, Dayton, Ohio 45440, Attention: Corporate Secretary, on or before October 27, 2011.

For any proposal that is not submitted for inclusion in next year’s proxy statement, but is instead sought to be presented directly by a shareholder at the Annual Meeting to be held on January 6, 2012, management will be able to vote proxies in its discretion if the Company: (i) receives notice of the proposal before the close of business on October 20, 2011 and advises shareholders in the proxy statement for the meeting about the nature of the matter and how management intends to vote on such matter or (ii) does not receive notice of the proposal before the close of business on October 20, 2011.

The Company’s Code of Regulations, which is available upon request to the Corporate Secretary, provides that nominations for director may only be made by the Board of Directors (or an authorized Board committee) or a shareholder entitled to vote who sends notice of the nomination to the Corporate Secretary not fewer than 50 days nor more than 75 days prior to the meeting date. Such notice is required to contain certain information specified in the Company’s Code of Regulations. For a nominee of a shareholder to be eligible for election at the Annual Meeting to be held on January 6, 2012, the shareholder’s notice of nomination must be received by the Corporate Secretary between October 23, 2011 and November 17, 2011. This advance notice period is intended to allow all shareholders to have an opportunity to consider nominees expected to be considered at the meeting.

All submissions to, or requests from, the Corporate Secretary should be sent to Robbins & Myers, Inc., 51 Plum Street, Suite 260, Dayton, Ohio 45440.

By Order of the Board of Directors,

Linn S. Harson
Secretary

ROBBINS MYERS

IMPORTANT ANNUAL MEETING INFORMATION 000004

ENDORSEMENT_LINE______________ SACKPACK_____________

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Electronic Voting Instructions

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Vote by Internet

Vote by telephone

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR Proposals 1, 2 and 3 and a vote FOR 1 year in Proposal 4.

1. Election of Directors:

	For	Withhold
01 - Andrew G. Lampereur	☐	☐
02 - Thomas P. Loftis	☐	☐
03 - Dale L. Medford	☐	☐
04 - Albert J. Neupaver	☐	☐

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4. APPROVAL IN AN ADVISORY (NON-BINDING) VOTE OF THE FREQUENCY OF SHAREHOLDER VOTES ON EXECUTIVE COMPENSATION.	☐	☐	☐	☐

B Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Date (mm/dd/yyyy) — Please print date below. / /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

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Electronic Voting Instructions You can vote by Internet or telephone! Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m, ET, on March 22, 2011 (5:00 p.m., ET, on March 18, 2011 in the case of Common Shares credited to Retirement Savings Plan accounts). Vote by Internet Log on to the Internet and go to www.investorvote.com/RBN Follow the steps outlined on the secured website. Vote by telephone Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call. Follow the instructions provided by the recorded message. Annual Meeting Proxy Card 2. APPROVAL OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS FOR FISCAL YEAR ENDING AUGUST 31, 2011. 4. APPROVAL IN AN ADVISORY (NON-BINDING) VOTE OF THE FREQUENCY OF SHAREHOLDER VOTES ON EXECUTIVE COMPENSATION. Shareholders should date this proxy and sign here exactly as name appears herein. If stock is held jointly, both owners should sign this proxy. Executors, administrators, trustees, guardians and others signing in a representative capacity should indicate the capacity in which they sign. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MARCH 22, 2011: This Proxy Statement and our Annual Report to Shareholders for the fiscal year ended August 31, 2010 are available at https://materials.proxyvote.com/770196. PROXY FOR ANNUAL MEETING OF SHAREHOLDERS ON MARCH 22, 2011 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY 51 Plum Street, Suite 260 Dayton, Ohio 45440 The undersigned holder(s) of Common Shares of ROBBINS & MYERS, INC., an Ohio corporation, (the “Company”), hereby appoints Richard J. Giromini, Stephen F. Kirk and Peter C. Wallace, and each of them, attorneys of the undersigned, with power of substitution, to vote all of the Common Shares which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held on Tuesday, March 22, 2011, and at any adjournment thereof, as indicated on the reverse. IMPORTANT NOTICE TO PARTICIPANTS IN THE RETIREMENT SAVINGS PLAN The undersigned, a participant in the Robbins & Myers, Inc. Retirement Savings Plan, hereby directs The Charles Schwab Trust Company as Trustee to vote in person or by proxy all Common Shares of Robbins & Myers, Inc. credited to the undersigned’s account(s) under the Plan on the record date at the Annual Meeting of Shareholders of the Company to be held on Tuesday, March 22, 2011 and at any adjournment thereof, as indicated on the reverse. Receipt is acknowledged of Notice of the above meeting, the Proxy Statement relating thereto and the Annual Report to Shareholders for the fiscal year ended August 31, 2010. When properly executed, this proxy will be voted in the manner directed by the undersigned shareholder. If no direction is specified, this proxy will be voted FOR Proposals 1, 2, and 3 and FOR one year in Proposal 4. PLEASE SIGN AND DATE ON THE REVERSE SIDE, AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.